                                  EXHIBIT 10.6
  MASTER ALLIANCE AGREEMENT DATED DECEMBER 5, 1996, BETWEEN INGENICO, S.A. AND
                          INTERNATIONAL VERIFACT INC.
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THIS MASTER ALLIANCE AGREEMENT made as of the 5th day of December, 1996.

BETWEEN:

                                          "COMPAGNIE INDUSTRIELLE ET
                                          FINANCIERE" INGENICO, SOCIETE
                                          ANONYME under the laws of
                                          France, with capital of 80,559,960
                                          Francs

                                          (hereinafter called "Ingenico")

                                                    OF THE FIRST PART

                                          - and -

                                          INTERNATIONAL VERIFACT INC., continued
                                          under the laws of Canada

                                          (hereinafter called "IVI")

                                                    OF THE SECOND PART

    WHEREAS Ingenico carries on the business of development, distribution, marketing and manufacturing of transaction terminals with application to payment systems, loyalty, electronic benefit transfer systems, and terminal systems for smart card technology, principally in Europe, the Middle East, Africa, Australia, Asia Pacific and the Americas;

    AND WHEREAS Ingenico has developed a unique smart card technology under the name "Unicapt" which is recognized world wide by major credit card organizations, including Master Card and VISA;

    AND WHEREAS IVI carries on the business of development, distribution, marketing, and manufacturing of transaction terminals with application to payment systems, loyalty, electronic benefit transfer systems and terminal systems for smart card technology principally in the Americas, the Middle East, Europe, Asia Pacific and Australia;

    AND WHEREAS Ingenico and IVI desire to enter into this Master Alliance Agreement so as to develop and expand their respective businesses on a world-wide basis;

    AND WHEREAS such development and expansion will be achieved through marketing and distribution arrangements for existing products, certain technology licensing arrangements, joint arrangements for new product development, procurement and manufacturing selection, a capital investment by Ingenico into treasury stock of IVI, and a Latin America joint venture for product distribution purposes and, in certain circumstances, manufacturing;

    AND WHEREAS IVI shall be obligated, following the Closing Date, to integrate the Unicapt Technology into the Future IVI Smart Card Terminals, as specified in
Section 5.03;

    AND WHEREAS Ingenico and IVI desire to establish certain performance criteria pursuant to which the success and achievements of their distribution arrangements will be measured from time to time;

    AND WHEREAS each of Ingenico and IVI will have primary responsibility in certain defined territories;

    NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements contained herein, the parties hereto covenant and agree with each other as follows:

                                  ARTICLE ONE
                                 INTERPRETATION

    Section 1.01 DEFINED TERMS: As used in this Agreement, the following terms shall have the following meanings:
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    "Affiliate" has the meaning ascribed thereto in the Canada Business
Corporations Act.

    "Agreement" means this Master Alliance Agreement, and all schedules and instruments supplemental hereto or in amendment or confirmation hereof.

    "Business" means either the Ingenico Business or the IVI Business, as the case may be.

    "Closing" means the closing of the transactions provided for herein.

    "Closing Date" means December 17th, 1996 or such other date to which the parties may mutually agree in writing.

    "Confidential Information" means all non-public information of Ingenico or IVI, as the case may be, including but not limited to business plans, products, marketing, promotion and pricing information, reports, budgets, forecasts, records, business policies, operations, strategies, methods or practices, know-how, the names of their respective clients and suppliers and information in respect of their relationships with such parties, software, documentation, information received from third parties that either Ingenico or IVI is obligated to treat as confidential, and all information which is marked as confidential or proprietary, but excluding all such information which (i) prior to or after the time of disclosure was or became publicly available without the act or omission of either IVI or Ingenico as recipient; (ii) is disclosed to the recipient by a third party under no legal obligation to maintain the confidentiality of such information; or (iii) is disclosed as required by applicable law or as is necessary in any arbitration or court proceedings. For greater certainty, "Confidential Information" includes the Ingenico Technology, Unicapt Technology and the IVI Technology, as the case may be.

    "Effective Date" means January 1, 1997.

    "Event of Default" has the meaning set out in Article Thirteen.

    "Future IVI Smart Card Terminals" means IVI Future Products which are smart card-based transactional terminal products.

    "Groupe Ingenico" or "Ingenico Group" means Ingenico, and all its Affiliates from time to time, wherever located, as presently identified in Schedule "S".

    "Ingenico Business" means the design, development, marketing, manufacturing, sale and service throughout the world of transactional payment systems and related software applications including auxiliary equipment using a card, either mag stripe and/or smart card as well as cheque reader, cheque encoder and cheque truncation.

    "Ingenico Customer Contracts" means the customer contracts or purchase orders of Ingenico applicable to the IVI Territory as the same exist on the Closing Date and those expected to be entered into prior to March 31, 1997, as described in Schedule "G", together with any other customer contracts or purchase orders of Ingenico entered into on or before March 31, 1997 applicable to the IVI Territory.

    "Ingenico Future Products" means products, other than Ingenico Products, developed, solely by Ingenico or with others, or with IVI pursuant to the Joint Development and Procurement Agreement, in which case they may be referred to as "Common Future Products", or products which Ingenico contracts IVI to develop or manufacture, in which case they may be referred to as "Contracted Products", after the Closing Date.

    "Ingenico Intellectual Property" means all intellectual property of any kind, including without limitation, patents, trade marks, trade names, and copyrights, whether registered or unregistered, owned by or licensed to Ingenico, and including without limitation, all applications and registrations by Ingenico and/or its Affiliates for patents and similar rights for any Ingenico Technology and Unicapt Technology that are now or may in the future be adopted, prepared or filed, as the case may be, and all renewals, reissues and extensions of the foregoing, and including, without limitation, those set forth in Schedule "O" hereto.

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    "Ingenico Products" means the existing products and product lines, and products currently planned, of Ingenico, as described in Schedule "H".

    "Ingenico Technology" means the technology described in Schedule "M" and software, library of applications, data files, object code, know-how, documents, drawings, computer media, models, prototypes, sketches and designs relating thereto, as well as licensed third party technology, as the same exists at the Closing Date and all upgrades, modifications and enhancements to such technology. "Ingenico Territory" means all of Europe and its related territories and jurisdictions, Cuba, Africa, Australia, the Middle East, Asia and Australasia.

    "Intellectual Property" means either the Ingenico Intellectual Property or the IVI Intellectual Property as may be dictated by the context in which such reference appears.

    "Interim Period" means the period of time from execution of this Agreement to the Closing Date.

    "Investment Agreement" means the agreement in the form annexed hereto as Schedule "D".

    "IVI Business" means the design, development, marketing, manufacturing, sales and service throughout the world of transactional payment systems and related software applications including auxiliary equipment using a card, either mag stripe and/or smart card, as well as cheque reader, cheque encoder and cheque truncation.

    "IVI Customer Contracts" means the customer contracts or purchase orders of IVI applicable to the Ingenico Territory as the same exist on the Closing Date and those expected to be entered into prior to March 31, 1997, as described in Schedule "I", together with any other customer contracts of IVI entered into on or before March 31, 1997 applicable to the Ingenico Territory.

    "IVI Future Products" means products, other than IVI Products, developed, solely by IVI or with others, or with Ingenico pursuant to the Joint Development and Procurement Agreement, in which case they may also be referred to as "Common Future Products", or products which IVI contracts Ingenico to develop or manufacture, in which case they may be referred to as "Contracted Products", after the Closing Date.

    "IVI Group" means IVI, and all its Affiliates from time to time, wherever located, as presently identified in Schedule "T".

    "IVI Intellectual Property" means all intellectual property of any kind, including without limitation, patents, trade marks, trade names, and copyrights, whether registered or unregistered, owned by or licensed to IVI, and including without limitation, all applications and registrations by IVI and/or its Affiliates for patents and similar rights for any IVI Technology that are now or may in the future be adopted, prepared or filed, as the case may be, and all renewals, reissues and extensions of the foregoing, and including, without limitation, those set forth in Schedule "P" hereto.

    "IVI Products" means the existing products and product lines, and products currently planned, of IVI, as described in Schedule "J".

    "IVI License Fee" in respect of the license to the Ingenico Technology and Unicapt Technology, means US$1,000,000, payable in accordance with Section 5.02.

    "IVI Technology" means the technology described in Schedule "N" and includes software, library of applications, data files, object code, know-how, documents, drawings, computer media, models, prototypes, sketches, designs relating thereto, as well as licensed third party technology, as the same exists at the Closing Date, and all upgrades, modifications and enhancements to such technology.

    "IVI Territory" means, subject to Article Three, all of the Americas, including, North, South and Central America and the Caribbean, excluding, Cuba and French territories.

    "Joint Development and Procurement Agreement" means the agreement in the form annexed hereto as Schedule "B".

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
    "Latin America" means all countries in the Western Hemisphere, other than Canada, U.S.A. and the Caribbean, excluding Cuba and the French territories.

    "Latin America Shareholder Agreement" means the Agreement in the form annexed hereto as Schedule "U".

    "Latin Newco" means a limited liability company, to be incorporated pursuant to the laws of Delaware with its principal office in Miami, Florida, U.S.A.

    "Liabilities" means all liabilities, obligations, claims and demands, direct or indirect, absolute or contingent, of or against the Ingenico Business, or the IVI Business, as the case may be, including, without limitation, all liabilities:

    (a) in respect of any contracts or leases which comprise part of such Business and which are not being assigned hereunder;

    (b) derived from the Ingenico Customer Contracts or the IVI Customer Contracts for the period up to and including the Closing Date;

    (c) relating to debts, accounts payable or other amounts owing to the suppliers or creditors of Groupe Ingenico or the IVI Group;

    (d) relating to debts or other amounts owing by Groupe Ingenico or the IVI Group, as the case may be, to banks or any other financial institutions;

    (e) for income and other taxes, levies, duties and governmental charges or assessments and payable by Groupe Ingenico or the IVI Group, whether in respect of the operation of the Ingenico Business or the IVI Business, or otherwise;

    (f) for claims, demands, penalties or fines made or assessed with respect to either the Ingenico Business or the IVI Business;

    (g) in respect of any employees of Groupe Ingenico or the IVI Group;

    (h) for defective products, including inventory, or equipment sold or leased by either Groupe Ingenico or the IVI Group, provided that any products manufactured by either Ingenico or IVI shall remain the responsibility of such manufacturer;

    (i) in respect of any claims which relate to possible infringement of intellectual property rights; and

    (j) which arise from current or future litigation against either Groupe Ingenico or IVI Group.

    "Marketing and Distribution Agreement" means the agreement in the form annexed hereto as Schedule "A".

    "Master Alliance Agreement" or "Master Agreement" means this Agreement.

    "Parties" means Ingenico and IVI.

    "Performance Criteria for Ingenico" means the performance criteria which, subject to Section 2.02, must be achieved by Ingenico from time to time pursuant to the Marketing and Distribution Agreement.

    "Performance Criteria for IVI" means the performance criteria for Canada and the U.S.A., to be described in Schedule "R" hereto by the closing date which must be achieved from time to time by IVI pursuant to the Marketing and Distribution Agreement.

    "Performance Criteria for Latin Newco" means the performance criteria for Latin America described in Schedule "R" hereto which must be achieved from time to time by Latin Newco pursuant to the Marketing and Distribution Agreement.

    "Product" means either an Ingenico Product, Ingenico Future Product, IVI Product or IVI Future Product as may be dictated by the context in which such reference appears.

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    "Selected IVI Products" means an IVI Product selected pursuant to Section
2.02 and any IVI Future Products selected by Ingenico from time to time, as may be set forth in Schedule "A" to the Marketing and Distribution Agreement from time to time.

    "Technology" means either the Ingenico Technology, the Unicapt Technology, or the IVI Technology as may be dictated by the context in which such reference appears.

    "Technology License Agreement" means the agreement in the form annexed hereto as Schedule "C".

    "Territory" means either the Ingenico Territory or the IVI Territory as may be dictated by the context in which such reference appears.

    "Transaction Documents" means this Agreement, the Marketing and Distribution Agreement, the Joint Development and Procurement Agreement, Latin America Shareholders' Agreement, the Technology License Agreement and the Investment Agreement.

    "Time of Closing" means the time of closing on the Closing Date.

    "Unicapt Technology" means the Unicapt, Simelite and Memotite technology as described in Schedule "Q", and software, library of applications, object codes, source codes, know-how, data files, documents, drawings, computer media, models, prototypes, sketches and designs relating thereto, as well as licensed third party technology, as the same exists at the Closing Date and all upgrades, modifications and enhancements to such technology.

    Section 1.02 ACCOUNTING TERMS: Accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles consistently applied.

    Section 1.03 INCORPORATION OF SCHEDULES: Schedules and other documents attached or referred to in this Agreement are an integral part of this Agreement. The Schedules to this Agreement are the following:

Schedule "A"   --         Marketing and Distribution Agreement
Schedule "B"   --         Joint Development and Procurement Agreement
Schedule "C"   --         Technology License Agreement
Schedule "D"   --         Investment Agreement
Schedule "E"   --         (Intentionally deleted)
Schedule "F"   --         (Intentionally deleted)
Schedule "G"   --         Ingenico Customer Contracts
Schedule "H"   --         Ingenico Products
Schedule "I"   --         IVI Customer Contracts
Schedule "J"   --         IVI Products
Schedule "K"   --         Ingenico Price Lists
Schedule "L"   --         IVI Price Lists
Schedule "M"   --         Ingenico Technology
Schedule "N"   --         IVI Technology
Schedule "O"   --         Ingenico Intellectual Property
Schedule "P"   --         IVI Intellectual Property
Schedule "Q"   --         Unicapt, Simelite Technology
Schedule "R"   --         Performance Criteria for IVI and Latin Newco
Schedule "S"   --         Groupe Ingenico
Schedule "T"   --         IVI Group
Schedule "U"   --         Latin America Shareholder Agreement

    Section 1.04 EXTENDED MEANINGS: As used herein, each gender shall include all genders, and words importing the singular shall include the plural and vice-versa as the context shall require.

    Section 1.05 U.S. CURRENCY: Except as otherwise expressly stated, all dollar amounts referred to in this Agreement are in United States currency.

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    Section 1.06  TRADE TERMS:  Undefined words and abbreviations which have well-known technical trade meanings are used herein in accordance with such recognized meanings in the electronic funds transfer at point of service industry.

    Section 1.07 CONFLICTING PROVISIONS: Subject to Article Fourteen hereof, in the event of conflict or discrepancy between the provisions of this Agreement and any of the ancillary agreements referenced in the Schedules to this Agreement, the provisions of such ancillary agreement shall govern.

    Section 1.08 GROUPE INGENICO AND IVI GROUP: Each of Ingenico and IVI respectively shall take all steps, undertake all proceedings and enter into all such agreements as may be necessary in order to cause all entities comprised in Groupe Ingenico and IVI Group to fulfill all of the obligations of Ingenico and IVI respectively in this Agreement and in Agreements comprised in the Schedules to this Agreement, including without limitation pertaining to ownership of intellectual property, compliance with the terms of technology licenses, and compliance with confidentiality obligations. Notwithstanding the foregoing, Ingenico shall be unconditionally responsible for any and all acts of Groupe Ingenico, and IVI shall be unconditionally responsible for any and all acts of the IVI Group.

    Section 1.09 LANGUAGE: The Parties agree that all communications between them shall be in the English language.

                                  ARTICLE TWO
                      MARKETING AND DISTRIBUTION AGREEMENT

    Section 2.01 MARKETING AND DISTRIBUTION AGREEMENT: On the Closing Date, Ingenico and IVI shall enter into the Marketing and Distribution Agreement, pursuant to which Ingenico shall be granted the exclusive right to market and distribute the IVI Products, IVI Future Products and the IVI Technology in the Ingenico Territory, and IVI shall be granted the exclusive right to market and distribute the Ingenico Products and Ingenico Future Products and Ingenico Technology and Unicapt Technology which is incorporated in IVI Products or IVI Future Products only in the IVI Territory.

    Section 2.02 RIGHT OF SELECTION OF IVI PRODUCTS: As soon as practicable, but in any event not later than December 31, 1997, Ingenico shall provide a written notice to IVI as to which of the IVI Products Ingenico shall market and distribute in the Ingenico Territory. With respect to any of the IVI Products which Ingenico has either not elected prior to December 31, 1997 to market, or alternatively, in the case of Selected IVI Products for which Ingenico has not generated actual, reoccurring sales in the Ingenico Territory on or before December 31, 1998, Ingenico shall lose its exclusivity with respect thereto and IVI shall thereafter be permitted to market and distribute such IVI Products and IVI Future Products either directly or through such channels of distribution as IVI in its sole discretion determines. Ingenico shall have the right to select from time to time IVI Future Products which it wishes to distribute as Selected IVI Products. With respect to any Selected IVI Products, Ingenico shall commit resources, to achieve the Performance Criteria for Ingenico. IVI shall provide that all Selected IVI Products shall conform to market and standards specification requirements in the Ingenico Territory, failing which the Ingenico exclusivity shall not be lost with respect to such product. In this regard, Ingenico's exclusivity shall be lost with respect to IVI Products forthwith upon Ingenico electing not to proceed with marketing and distribution thereof, or alternatively if it so elected, by not achieving the required sales as aforesaid.

    In the event that Ingenico does select an IVI Product or IVI Future Product and thus becomes an exclusive distributor of such Selected IVI Products in the Ingenico Territory, Ingenico and IVI shall prepare and agree on Performance Criteria for Ingenico for such Selected IVI Products and such Performance Criteria shall be reviewed annually, commencing in October of each year, and approved by the Parties by no later than the following January 31st. Revisions to the Performance Criteria for Ingenico and for sales and performance targets for Selected IVI Products in the Ingenico Territory shall be subject to mutual agreement between the Parties. In the event that the Performance Criteria for Ingenico are not so mutually agreed by the Parties for any year, they shall, for each subsequent year, be equal to the

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Performance Criteria for Ingenico established by mutual agreement for the prior year, increased by 10%. Should the Performance Criteria for Ingenico, or any mutually agreed sales performance targets not be achieved in any year, IVI shall notify Ingenico of its recommendations for operational improvements in order to achieve such targets for the following year. In addition, prior to any loss of exclusivity for Ingenico based on failure to comply with this Section 2.02 with respect to sales of the Selected IVI Products in the Ingenico Territory, IVI shall notify Ingenico on or before each October 1 that the level of sales of IVI Products are not satisfactory to IVI.

    Notwithstanding the foregoing, Ingenico's right to market and distribute the IVI Products on an exclusive basis shall be terminated in the event that revenues generated by Ingenico from sales of the Selected IVI Products in the Ingenico Territory are less than 20%, 50% or 60% of the Performance Criteria for Ingenico in 1997, 1998 and 1999 respectively, provided that such distribution rights shall continue on a non-exclusive basis for the remainder of the term of the Marketing and Distribution Agreement.

    Section 2.03 RIGHT OF SELECTION OF IVI TECHNOLOGY: As soon as practicable, but in any event not later than December 31, 1997, Ingenico shall provide a written notice to IVI as to whether and to what extent it is electing to utilize the IVI Technology in the Ingenico Products and Ingenico Future Products thereafter. To the extent Ingenico does not elect to so utilize the IVI Technology, IVI shall thereafter be entitled, in its sole discretion, to license the IVI Technology to such third parties in the Ingenico Territory as IVI shall determine.

    Section 2.04 PERFORMANCE CRITERIA FOR IVI: IVI shall commit resources, to achieve the Performance Criteria for IVI for 1997, 1998, and 1999 appended hereto as Schedule "R". The business plan for the sale and marketing of Ingenico Products in the IVI Territory shall be reviewed annually in October, commencing October 1997, and approved by the Parties by no later than the following January
31. Revisions to the Performance Criteria for IVI appended hereto as Schedule "R", and for sales and performance targets for Ingenico Products and Ingenico Future Products in the IVI Territory thereafter, shall be subject to mutual agreement between the Parties. In the event that the Performance Criteria for IVI are not so mutually agreed by the Parties for any year, they shall, for each subsequent year, be equal to the Performance Criteria for IVI established by mutual agreement for the prior year, increased by 10%. Should the Performance Criteria for IVI, or any mutually agreed sales performance targets not be achieved in any year, Ingenico shall notify IVI of its recommendations for operational improvements in order to obtain such targets for the following year. In addition, prior to any loss of exclusivity for IVI based on failure to comply with this Section 2.04 with respect to sales of the Ingenico Products in Canada and the U.S.A., Ingenico shall notify IVI on or before each October 1 commencing October 1, 1997 that the level of sales of Ingenico Products are not satisfactory to Ingenico.

    Notwithstanding the foregoing, IVI's right to market and distribute the Ingenico Products, Ingenico Future Products, Ingenico Technology and Unicapt Technology on an exclusive basis in Canada and the U.S.A. shall be terminated in the event that either:

    (a) IVI does not adopt and incorporate the Unicapt Technology into Future IVI Smart Card Terminals, and actively promote the Unicapt Technology in Canada and the U.S.A.; or

    (b) revenues generated by IVI from sales of the Ingenico Products, Ingenico Future Products, Ingenico Technology and Unicapt Technology in Canada and the U.S.A. are less than 20%, 50% or 60% of the Performance Criteria for IVI in the first, second or third years respectively of the term of the Marketing and Distribution Agreement;

provided that such distribution rights shall continue on a non-exclusive basis for the remainder of the term of the Marketing and Distribution Agreement.

    Section 2.05 TERM: The Marketing and Distribution Agreement shall be for a period of ten (10) years, commencing January 1, 1997, and shall be automatically renewed for subsequent periods of five

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
(5) years unless either Party provides written notice of non-renewal to the other not later than six months, prior to the expiry of the initial ten (10) year term and the subsequent renewal periods, if any.

    Section 2.06 NON-COMPETITION OF IVI: Except as indicated on Schedule "J", during the term of the Marketing and Distribution Agreement, including any renewal thereof, IVI shall not, either directly or indirectly, and shall not permit any member of the IVI Group, to develop, distribute, market or manufacture any smart card-based transfer system with application to payment systems, loyalty, electronic benefit transfer systems, or terminal systems for smart card technology, except utilizing the Unicapt Technology and Ingenico Technology.

    Section 2.07 NON-COMPETITION OF INGENICO: In the event that Ingenico elects to become an exclusive licensee of Selected IVI Technology, pursuant to
Section 2.03 hereof, it shall not thereafter, either directly or indirectly, and shall not permit any member of Groupe Ingenico, to develop, distribute, market or manufacture any products in competition with the Selected IVI Technology except utilizing either the Ingenico Technology, Unicapt Technology or the Selected IVI Technology.

    Section 2.08 NON-SOLICITATION OF EMPLOYEES: During the term of the Marketing and Distribution Agreement and for a period of one year thereafter, neither Ingenico nor IVI shall solicit or induce current employees of the other to accept employment or provide contract services to any member of the IVI Group or Groupe Ingenico, except with the mutual written approval of both Ingenico and
IVI. Notwithstanding the foregoing, both Ingenico and IVI consent to the employment of Jean-Pierre Chabanel by IVI.

    Section 2.09 During the term of this Agreement, if an Ingenico Product or Ingenico Future Product exists which meets the requirements of the IVI Territory and is provided to IVI by Ingenico at prices which enable IVI to distribute such product at a price which is competitive in the market and allows IVI to make a reasonable return on such product, IVI shall not develop or sell its own product which is identical to the Ingenico Product or Ingenico Future Product and shall buy such Product from Ingenico.

                                 ARTICLE THREE
                                 LATIN AMERICA

    Section 3.01 LATIN AMERICA JOINT VENTURE: On or before the Closing Date, the Parties shall have incorporated and organized a separate corporation or limited liability company under Delaware jurisdiction, having its head office in Miami, Florida, United States, which shall be the corporation responsible for conducting the marketing, distribution and manufacturing, if necessary, of the Products and Technology and the carrying out of the related businesses of IVI and Ingenico, in Latin America. Such corporation shall be owned as to 51% by IVI and as to 49% by Ingenico and shall be initially capitalized in a mutually agreeable amount as necessary to meet the proposed business plan, with a debt-equity ratio sufficient to comply with thin capitalization regulations.

    During the term of the Marketing and Distribution Agreement, Ingenico and IVI shall supply Products and Technology to such joint venture corporation on transfer pricing terms that are equal to the lesser of a transfer price mutually agreed, and direct manufacturing costs plus a mark-up of 20%. The business of Latin Newco may be carried out in one or more of the countries comprising Latin America either by it directly, through subsidiaries (which may or may not include the participation of other parties) or through distribution agreements entered into with distributors in Latin America.

    Section 3.02 LATIN AMERICA SHAREHOLDERS' AGREEMENT: On the Closing Date, the Parties shall enter into the Latin America Shareholders' Agreement in the form annexed hereto as Schedule "U". Latin Newco shall be organized with respect to directors, officers, voting rights, banking arrangements and other organizational particulars as prescribed in the Latin America Shareholder Agreement.

    Section 3.03 MANUFACTURING IN LATIN AMERICA: Ingenico and IVI shall not permit the manufacturing of Ingenico Products, Ingenico Future Products, IVI Products or IVI Future Products in any country in

Latin America without the prior written approval of Latin Newco as prescribed in the Latin America Shareholder Agreement.

    Section 3.04 CHANGE OF SHAREHOLDINGS: If Latin Newco does not achieve the targets for the Performance Criteria for Latin Newco, set out in Schedule "R", then Ingenico may elect to acquire 1% of the shares of Latin Newco held by IVI so that the shareholdings of Latin Newco shall be 50% for each of IVI and Ingenico.

                                  ARTICLE FOUR
                  JOINT DEVELOPMENT AND PROCUREMENT AGREEMENT

    Section 4.01 DEVELOPMENT: Effective as of the Closing Date, each of Ingenico and IVI will enter into the Joint Development and Procurement Agreement and co-operate in order to jointly develop new products with common architecture and common componentry which would have worldwide application based on the Ingenico Technology, Unicapt Technology, and the IVI Technology.

    Section 4.02 PROCUREMENT: In addition, Ingenico and IVI shall co-operate and coordinate their supplier relationships in order to maximize their joint purchasing and procurement abilities for suppliers, all as provided in the Joint Development and Procurement Agreement and also to choose and locate the most cost effective manufacturing locations for new products, as agreed with Ingenico and IVI.

    Section 4.03 NEW PRODUCTS: Should either of Ingenico or IVI, after the Effective Date, desire to develop any IVI Future Product or Ingenico Future Product (the "New Product"), they shall, prior to implementing development of any such New Product, extend a written offer to the other to jointly develop such New Product. Such development would be implemented on the basis of 50% cost reimbursement to the Party performing such development, provided that such Party shall be and remain the sole and absolute owner of the New Product, subject to an exclusive license in favor of the other Party to utilize such product in its own Territory. A product jointly developed in this manner will be a Common Future Product. In the case of a Common Future Product, the non-owning party shall have a right of access to all materials necessary to produce and market the Common Future Product;

    In the event that the recipient either rejects or neglects to exercise the foregoing right of first refusal, and should the Party which has not initiated the New Product subsequently desire to have access to it following its development, it shall be entitled to access to the New Product for marketing and distribution purposes only in the Ingenico Territory or the IVI Territory (as the case may be), but only after complete reimbursement to the initiating Party of the New Product of 65% of all of such party's non-reoccurring engineering costs to date. In such case, such product will be a Common Future Product.

                                  ARTICLE FIVE
                               TECHNOLOGY LICENSE

    Section 5.01 TECHNOLOGY LICENSE AGREEMENT: On the Closing Date, Ingenico and IVI shall enter into the Technology License Agreement in the form annexed hereto as Schedule "C" pursuant to which Ingenico shall license the Unicapt Technology to IVI for the purposes of incorporating it into Future IVI Smart Card Terminals and Ingenico and IVI shall cross-license their Technology to the other on certain terms and conditions.

    Section 5.02 IVI PAYMENT: IVI shall pay to Ingenico on the Closing Date the IVI License Fee amount of US$1,000,000 in consideration of the Technology License Agreement.

    Section 5.03 IVI OBLIGATION TO UTILIZE UNICAPT TECHNOLOGY: From and after the Closing Date, IVI shall use or incorporate the Unicapt Technology, as amended and evolved from time to time, in any and all Future IVI Smart Card Terminals manufactured, sold, or distributed by IVI thereafter, and shall use the Unicapt trade marks in association therewith. IVI shall, from time to time upon the written request of

Ingenico, provide evidence satisfactory to Ingenico, acting reasonably, that the Unicapt Technology, is incorporated into all Future IVI Smart Card Terminals.

    Section 5.04. THIRD PARTY RIGHTS: Each of IVI and Ingenico shall make available to the other, pursuant to the Technology License Agreement, all third party technology and/or intellectual property utilized within the Technology or the Products at cost.

    Section 5.05 NATURE OF LICENSE TO IVI: The license for the Ingenico Technology and Unicapt Technology to IVI in the Technology License Agreement shall be an irrevocable royalty-free exclusive license for the purpose of using and incorporating the Ingenico Technology and Unicapt Technology into the IVI Products and IVI Future Products, but not for manufacturing any Ingenico Products unless otherwise agreed.

    Section 5.06 GROUPE INGENICO AND IVI GROUP: The respective rights and benefits of IVI and Ingenico under the Technology License Agreement may be extended by IVI to the IVI Group, and by Ingenico to Groupe Ingenico, provided that IVI and Ingenico respectively shall remain fully responsible for all of their duties and obligations prescribed in such Agreement, as specified in
Section 1.08 hereof.

    Section 5.07 NON DUPLICATION: The Parties shall not copy or reproduce the software as well as the electrical and electronic design incorporated within the Technology nor transfer it to a third party without the other Party's written consent.

                                  ARTICLE SIX
                         INVESTMENT BY INGENICO IN IVI

    Section 6.01 IVI TREASURY ISSUE: On the Closing Date, Ingenico shall subscribe for 1,439,00 treasury common shares in the capital stock of IVI representing approximately 18% of the issued and outstanding share capital of IVI, assuming the exercise of all outstanding options granted pursuant to the 1994 Employee Stock Option Plan. In consideration for the issuance of such treasury shares, Ingenico shall pay to IVI Cdn. $6,89, being an amount per share equal to the simple average closing price of such common shares on The Toronto Stock Exchange during the 30 trading days prior to the date hereof. Ingenico may, in its discretion, assign its subscription for up to 479,666 treasury common shares of IVI to Jean-Jacques Poutrel.

    Section 6.02 FUTURE PARTICIPATION RIGHT: Ingenico and IVI acknowledge and agree that until December 31, 2001, and subject to regulatory approval, Ingenico is entitled to a future participation right to acquire additional treasury common shares of IVI at such time as additional treasury shares are offered for sale, whether to the public or otherwise, in order to preserve its 15% ownership of all outstanding common shares in IVI.

    Section 6.03 TSE APPROVAL: Ingenico and IVI acknowledge that the within investment by Ingenico requires approval of The Toronto Stock Exchange and non-disapproval of the National Association of Securities Dealers (U.S.) ("NASD"), and each Party shall co-operate in making all of its necessary filings as may be required by the Toronto Stock Exchange, NASD, and the Ontario Securities Commission.

    Section 6.04 IVI BOARD OF DIRECTORS: From and after the Closing Date, and provided Ingenico maintains certain levels of share ownership, Ingenico shall be entitled to appoint 2 nominees to the board of directors of IVI, which shall be comprised of 8 directors, and shall be entitled to one representative on the nominating committee for such directors, which will be comprised of three members. Another director shall be selected by the nominating committee of IVI from the payment industry.

    Section 6.05 INVESTMENT AGREEMENT: Ingenico and IVI shall enter into the Investment Agreement in the form annexed hereto as Schedule "D" on the date of this Agreement.

                                 ARTICLE SEVEN
                                 INTERIM PERIOD

    Section 7.01 INTERIM PERIOD: During the Interim Period each of IVI and Ingenico shall be entitled to full and complete access to all of the other's premises, books, contracts and records, respectively, for the purpose of completing due diligence provided that each Party shall use its best efforts not to disrupt the ongoing nature of the Ingenico Business, or the IVI Business, as the case may be.

    Section 7.02 OPERATION OF BUSINESS: Each of IVI and Ingenico shall cause the IVI Business and the Ingenico Business respectively to be carried on in the normal course of business up to and including the Closing Date.

                                 ARTICLE EIGHT
                              CLOSING ARRANGEMENTS

    Section 8.01 CLOSING: The Closing shall take place at 2:30 p.m. on the Closing Date at the offices of Ingenico, 9, quai de Dion Bouton, Puteaux, France or at such other time and place as may be agreed to by the parties hereto.

    Section 8.02  CLOSING PROCEDURES:

        (a) At or before the Closing, Ingenico and IVI shall complete or cause to be completed all actions, steps and corporate and regulatory proceedings necessary or desirable to validly and effectively approve or authorize the completion of the transactions herein provided for.

        (b) Upon fulfillment of all of the conditions set out in Article Nine that have not been waived in writing as therein provided, each Party shall execute and deliver to the other at or before Closing:

           (i) the Marketing and Distribution Agreement;

           (ii) an assignment of all Ingenico Customer Contracts and IVI Customer Contracts (other than the agreement between Dassault Automatismes et Telecommunications and IVI dated September 29, 1995), as the case may be, to the Party carrying on the Business in the applicable Territory pursuant to the Marketing and Distribution Agreement, and the written consents to such assignment of the other parties to such contracts as required. To the extent that any of the Ingenico Customer Contracts or the IVI Customer Contracts cannot be so assigned, the Party to such agreements hereby covenants and agrees that from and after the Closing Date, they shall hold such agreement(s) in trust for the Party holding the distribution rights in the applicable Territory pursuant to the Marketing and Distribution Agreement. Such assignment shall provide that all gross profits, less the assignee's reasonable servicing expenses as agreed by the assignor, attributable to the Ingenico Customer Contracts and the IVI Customer Contracts, for firm purchase orders received before March 31, 1997 with fixed delivery schedules for delivery before December 31, 1997 shall be remitted quarterly, as received, to Ingenico by IVI and to IVI by Ingenico, respectively; furthermore with respect to all of such Customer Contracts or purchase orders not entered into or accepted by either Ingenico or IVI as of the Closing Date, no such contract or purchase order shall be executed or accepted following the Closing Date by a Party without the prior written approval of the Party in whose Territory the proposed Customer Contract will be serviced;

           (iii) the Joint Development and Procurement Agreement;

           (iv) the Technology License Agreement;

           (v) the Latin America Shareholder Agreement;

           (vi) a certified resolution of the directors of each Party approving the transactions contemplated herein and designating signing authorities for all documents required to effect such transactions;

           (vii) a certificate of an officer of each Party as to the representations and warranties contained in this Agreement and confirming due compliance with or performance of all terms, covenants and agreements contained in this Agreement;

           (viii) a current list of the names and addresses of all customers of each of the Ingenico Business and IVI Business situated in the opposite Party's Territory, together with all other records relating to each such business which are reasonably necessary to carry on the transactions contemplated in this Agreement;

           (ix) all documents necessary to complete closing of the Marketing and Distribution Agreement, the Joint Development and Procurement Agreement, the Technology License Agreement, the Investment Agreement and the Latin America Shareholder Agreement;

           (x) subject to Section 8.02(b)(ii), evidence reasonably satisfactory to each of Ingenico and IVI, as the case may be, that neither IVI nor Ingenico will be responsible for or assuming any Liabilities of the other Party;

           (xi) consent of the Toronto Stock Exchange and non-disapproval of NASD to the transactions described in the Investment Agreement, together with such documentation as is necessary for filing with the Ontario Securities Commission or other applicable regulatory authorities to evidence these transactions;

           (xii) all other documents that each Party considers reasonably necessary or desirable to validly and effectively complete the transactions described herein, including without limitation registered user agreements with respect to the Ingenico Intellectual Property and the IVI Intellectual Property in form satisfactory to counsel for each party;

           (xiii) payment by IVI to Ingenico of the IVI License Fee;

           (xiv) payment by Ingenico of the subscription price for shares in IVI pursuant to section 6.01 and the Investment Agreement; and

           (xv) confirmation that IVI shall appoint an Ingenico nominee as an officer of International Verifact Inc. ("U.S.") reporting to the President of IVI, responsible for coordinating the use and incorporation of the Ingenico Products and Ingenico Technology by the IVI Group.

                                  ARTICLE NINE
                             CONDITIONS OF CLOSING

    Section 9.01 EACH PARTY'S CONDITIONS OF CLOSING: Each Party shall not be obliged to complete the transactions herein provided for unless, on the Closing Date, each of the following conditions shall have been satisfied, which conditions are for the exclusive benefit of each such Party and may be waived in whole or in part by such Party at any time:

        (a) REPRESENTATIONS AND WARRANTIES: The representations and warranties of each Party to the other contained in this Agreement shall be true and correct in all material respects on the Closing Date, and each of Ingenico and IVI shall have delivered a certificate to the other in this respect.

        (b) COMPLIANCE: All of the terms, covenants and agreements set forth in this Agreement to be complied with or performed by each Party on or before the Closing Date shall have been complied with or performed by each Party.

        (c) CONSENT OF REGULATORY AUTHORITIES: IVI and Ingenico shall have obtained the consent of all necessary regulatory authorities to the transactions contemplated herein, including but not limited to the Toronto Stock Exchange and NASD.

        (d) CONCURRENT TRANSACTIONS: Each of the transactions described in the Marketing, and Distribution Agreement, the Joint Development and Procurement Agreement, the Technology License Agreement, the Investment Agreement and the Latin America Shareholder Agreement shall have closed concurrently on the Closing Date.

        (e) BOARD APPROVALS: The boards of IVI and Ingenico shall, prior to the expiry of ten days after the date of this Agreement, have approved the transactions contemplated in this Agreement, provided that each Party shall forthwith notify the other upon approval or rejection of this Agreement by its board.

        (f) DELIVERY AT CLOSING: Each Party shall have delivered to the others all of the documents and other materials required to be delivered by a Party pursuant to Section 8.02(b).

        (g) CONFIRMATION: Each Party shall have confirmed the Performance Criteria for IVI and Performance Criteria for Latin Newco for 1997 and 1998 and each Party's respective price lists.

    If any of the foregoing conditions has not been fulfilled on or before the Closing Date, either Ingenico or IVI may terminate this Agreement by notice in writing to the other, in which event IVI and Ingenico shall be released from all obligations under this Agreement, except in respect of Article Twelve hereof.

                                  ARTICLE TEN
                         REPRESENTATIONS AND WARRANTEES

    Section 10.01 REPRESENTATIONS AND WARRANTIES OF IVI AND INGENICO: Each of IVI and Ingenico represents and warrants to the other, and acknowledges and confirms that the other (with respect to itself alone) is relying on such representations and warranties in connection with the transactions described herein (notwithstanding any due diligence by a Party or its representatives), that on the date hereof:

        (a) GOOD STANDING: Each Party is a corporation (i) duly incorporated and organized, validly subsisting and in good standing under the laws of its jurisdiction; (ii) duly authorized and licensed to own its properties and to carry on its business as presently owned and carried on; (iii) having the corporate power and authority and right to enter into the transactions contemplated in this Agreement;

        (b) NO BREACH CAUSED BY THIS AGREEMENT: Except as the Parties have disclosed to each other, neither the execution nor delivery of this Agreement nor the fulfillment or compliance with any of the terms hereof will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, the articles and by-laws, as amended, of the Party or any material agreement or instrument to which the applicable Business or the Party is subject, or any applicable law, rule, regulation, order, judgment, injunction, award or decree, or will require any consent or other action by any administrative or governmental body with the exception of The Toronto Stock Exchange and NASD.

        (c) ENFORCEABILITY: The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each Party. This Agreement constitutes a valid and binding agreement of each Party enforceable in accordance with its terms.

        (d) CONTRACTS: There are no material defaults by a Party under the Customer Contracts which are included in the IVI Customer Contracts or the Ingenico Customer Contracts respectively, and the Party does not know of any material default of any other party to such Contracts. No party to any material Customer Contract to which the Party is a party has canceled or threatened to cancel any such Customer Contract. The assigning party with respect to such Customer Contracts is entitled to all of the right, title and interest set forth therein including without limitation, the right to enforce any obligations, warranties, covenants and/or indemnities. The assigning party has not otherwise assigned or encumbered any of its rights under such Customer Contracts, and the Customer Contracts in existence of the date hereof have been duly authorized by, are binding, upon and are enforceable against the Party thereto.

        (e) CONTRACTUAL RELATIONSHIPS AND SUPPLIES:

           (i) There are no material unresolved disputes with any subcontractors, suppliers, shippers, customers or any other party to any contract, agreement or commitment in respect of the applicable Business;

           (ii) In the six months preceding the date of this Agreement, no suppliers or customers have canceled, modified in any material adverse respect or notified the Party of their intention to cancel, modify in any material adverse respect, or terminate their relationship with the applicable Business; and

           (iii) There exists no claim or threatened claim of any Liability or obligation, absolute or contingent, which arises out of the sale of any product or performance of any service by the applicable Business and which may be based on or derived from the failure or alleged failure of such product or service to conform to specifications or other contract terms or to satisfy any warranty (express or implied) or arising from negligence or other failure of the applicable Business or the Party.

        (f) TAX MATTERS: Neither Party is in arrears or in default in respect of the applicable Business in the filing of any required federal, provincial, state, departmental or municipal tax, remittance, information or other return; no claim for additional taxes, filing fees or other amounts and assessments has been made which has not been paid or collected.

        (g) LITIGATION: There are no actions, claims or demands or other proceedings pending or threatened before any court or administrative agency which would have a material adverse effect on the financial condition or overall operations of the applicable Business, and no judgment, order or decree enforceable against the applicable Business which involves or may involve, or restricts or may restrict, or requires or may require, the expenditure of money as a condition to or a necessity for the right or ability of the applicable Business to conduct its business in the manner in which such business has been carried on prior to the date hereof.

        (h) PRODUCT WARRANTY CLAIMS: There are no material product warranty claims pending, or threatened against either Party with respect to Products sold by either the IVI Business or the Ingenico Business.

        (i) ENVIRONMENTAL: Each of the Ingenico Business and the IVI Business, as the case may be, have and are being conducted in compliance with all applicable environmental laws, orders and regulations, whether federal, provincial or municipal; no investigation has been undertaken by any governmental or quasi-governmental body with respect to any environmental infraction; and neither IVI nor Ingenico is aware of and no circumstances exist which could result in any order of any kind including remedial or corrective, being requested against IVI or Ingenico with respect to either the IVI Business or the Ingenico Business.

        (j) FULL DISCLOSURE: There is no material information concerning or affecting the transactions described herein which either Ingenico or IVI has not disclosed to the other.

        (k) DISCLOSURE: The Schedules respectively constitute accurate and complete lists and disclosure of the matters to be referred in such Schedules. Except as disclosed on either Schedule "M" or

    Schedule "N", as the case may be, Ingenico and IVI are and will continue to be, throughout the term of the Technology License Agreement either exclusive owners or licensees of the Ingenico Technology, Ingenico Intellectual Property, Unicapt Technology, IVI Technology and IVI intellectual Property, as the case may be, and have and will have the exclusive right to use such technology and have the full and sufficient right and entitlement to grant the rights and licenses granted herein by good and marketable title, free and clear of any and all attachments, liens, claims, charges, options, pledges or other encumbrances;

        (l) THIRD PARTY RIGHTS: All third party technology and intellectual property contained in either the Ingenico Technology, the Unicapt Technology or the IVI Technology are separately identified in Schedule "M", "N" and "Q" respectively. Ingenico and IVI have duly obtained the right and license to use, copy, modify and distribute the third party technology and intellectual property contained in their respective technologies; other than as disclosed respectively in the aforesaid Schedules, neither the Ingenico Technology, Unicapt Technology nor the IVI Technology contain other software or intellectual property components in which any third party may claim superior or joint ownership, other than as disclosed on Schedules "M" and "N" respectively; neither the Ingenico Technology nor the IVI Technology constitute derivative works of any other intellectual property not owned in their entirety respectively by either Ingenico or IVI as the case may be;

        (m) PROCEDURES FOR COPYRIGHT PROTECTION: Schedule "M" and Schedule "N" respectively set forth the form and placement of the proprietary legends and copyright notices displayed in or on the published Ingenico Technology, Unicapt Technology and IVI Technology including, without limitation, software programs. In no instance has the eligibility of the Ingenico Technology, Unicapt Technology or the IVI Technology for protection under applicable copyright law been forfeited to the public domain by omission of any required notice or any other action;

        (n) PROCEDURES FOR TRADE SECRET PROTECTION: Ingenico and IVI have used their best efforts to adhere to and enforce the trade secret protection programs respectively disclosed by each Party to the other. Neither Ingenico nor IVI have reason to believe that there, has been a material violation of such program by any person;

        (o) ABSENCE OF CLAIMS: No claims have been asserted by any person to the use of the Ingenico Technology, Unicapt Technology or the IVI Technology as the case may be and neither Ingenico nor IVI know of any valid basis for any such claim. The use of the Ingenico Technology and Unicapt Technology by Ingenico, IVI, their sublicensees or end-users, does not and will not infringe on the rights of any person. The use of the IVI Technology by IVI, Ingenico, their sublicensees or end-users, does not and will not infringe on the rights of any person;

        (p) AGREEMENTS: Except as disclosed by the respective parties on either Schedule "G" or Schedule "I", there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of any of the Ingenico Technology, Unicapt Technology or Ingenico Products or the IVI Technology or IVI Products by any independent sales person, distributor, sublicensor or other remarketer or sales organization in the IVI Territory or the Ingenico Territory, as the case may be.

        (q) CONFORMITY, PERFORMANCE AND COMPLIANCE: The specifications, program code and documentation to be delivered by the parties to each other hereunder have been prepared in a workmanlike manner and with professional diligence and skill, will function on the appropriate equipment and operating systems for which they are designed, and will conform to the specifications and functions relating thereto.

    The foregoing representations and warranties are in addition to the representations and warranties of IVI to Ingenico contained in the Investment Agreement,

                                 ARTICLE ELEVEN
                                   COVENANTS

    Section 11.01 COVENANTS OF EACH PARTY: Each Party covenants and agrees with the other, as follows:

        (a) PARTY'S OBLIGATION TO COMPLETE TRANSACTION: Each Party shall take all necessary steps and proceedings to permit the transactions described hereunder to be duly and validly completed, and shall do all acts necessary in order to cause the representations and warranties in Section 10-01 hereof to be or remain true and correct on and as of the Closing Date and to cause to be satisfied the conditions in Article Nine.

        (b) CORPORATE APPROVAL: On or before the Closing Date each Party shall take all necessary corporate action for the purpose of approving the transactions described hereunder.

        (c) CONSENTS: Each Party shall obtain and deliver, where required, consents of all requisite parties to the assignment of the Ingenico Customer Contracts and IVI Customer Contracts.

        (d) RECORDS: Each Party shall provide the other, or its representatives, access to the records of the Business during normal business hours and upon reasonable advance notice.

        (e) SCHEDULES: At least two days prior to the Closing Date each Party shall provide the other, with revised Schedules G, H, I, J, K, L, M, N, Q and R reflecting any changes during the Interim Period or settlement of the terms of the Schedule in the case of Schedules I, L and R which changes shall be made only in the ordinary course of the applicable Business and, if material, shall only be made with the prior consent of the other Party.

        (f) CONSENTS OF REGULATORY AUTHORITIES: Each of Ingenico and IVI shall use their best efforts to obtain all necessary regulatory consents to the transactions contemplated herein required to be obtained.

    Section 11.02 INTELLECTUAL PROPERTY: Nothing contained in this Agreement or in any of the Schedules hereto shall confer upon or result in Ingenico obtaining any title or ownership to the IVI Intellectual Property, nor IVI obtaining any title or ownership to the Ingenico Intellectual Property, which intellectual property shall remain, both during the term of this Agreement in any of the Schedules hereto and thereafter the absolute property of the owner thereto subject to no claims or entitlement whatsoever by the other Party, except the use thereof as specifically permitted in this Agreement.

                                 ARTICLE TWELVE
                                INDEMNIFICATION

    Section 12.01 INDEMNIFICATION BY INGENICO AND IVI: Each of Ingenico and IVI (the "Indemnifying Party") covenants and agrees to indemnify and hold harmless the other and any member of Groupe Ingenico or the IVI Group respectively (the "Indemnified Party") from and against all ("Claims") demands, claims, actions or causes of action, assessments, losses, damages, liabilities, deficiencies, taxes, costs and expenses including, without limitation, interest, penalties and solicitors' fees and expenses asserted against, relating to, imposed upon or incurred by the Indemnified Party or its successors or permitted assigns for any reason in connection with this transaction, including without limitation:

        (a) a breach of any representation, warranty or covenant of IVI and Ingenico contained in or made pursuant to this Agreement or the schedules hereto;

        (b) the operation of the IVI Business by IVI, or the Ingenico Business by Ingenico, for the period both before and after the Closing Date; and

        (c) the assertion against IVI or Ingenico of any Liabilities of the other.

(collectively, an "Indemnity Event").

    In the event that IVI or Ingenico becomes aware of any actual or contingent Indemnity Event, it shall notify the other of such Indemnity Event and the other shall forthwith assume all responsibility for such Indemnity Event and shall reimburse IVI or Ingenico (as the case may be) for any amounts expended by them with respect to such Indemnity Event. The obligations of IVI or Ingenico to indemnify the other with respect to an Indemnity Event shall be subject to the following:

        (a) the Indemnifying Party shall have been given a reasonable opportunity to dispute such Indemnity Event;

        (b) the Indemnifying Party shall be entitled to conduct such defense as it deems appropriate with respect to any Indemnity Event, and in this regard the Party seeking indemnification shall provide all reasonable assistance and co-operation to the Indemnifying Party and their duly appointed agents, including without limitation, access to all relevant books and records relating to the subject matter of the Indemnifying Event and the right to make copies thereof as may be reasonably necessary in order that the Indemnifying Party may properly defend, settle or contest the same; and make available to the Indemnifying Party all witnesses and original records, materials and information which may be reasonably required to properly conduct any litigation or defense relating to an Indemnity Event;

        (c) neither Ingenico nor IVI shall be entitled to indemnification prior to actually sustaining the loss, damage, liability, claim, deficiency, costs, expense or expenditure so identified in the notice of Indemnity Event; and

        (d) concurrent with payment of the indemnification, such liability or claim relating to the Indemnity Event shall have been assigned to the Indemnifying, Party, should it so desire.

    Section 12.02 THRESHOLD AMOUNT: A Party shall only be entitled to make a Claim against the other pursuant to this Article Twelve if the aggregate amount claimed, together with all amounts previously claimed by the Party so claiming as applicable exceeds $100,000, in which event the total amount of such Claim shall be due and owing by the Indemnifying Party.

                                ARTICLE THIRTEEN
                               EVENTS OF DEFAULT

    Section 13.01 EVENTS OF DEFAULT: This Agreement may be terminated by Ingenico or IVI, as the case may be, on written notice to the other, in each and every of the following circumstances (an "Event of Default"):

        (a) if either Party fails to make payment of any material amounts owing hereunder and the same shall continue unremedied for a period of thirty days following written notice from the other Party; or

        (b) if either Party shall admit its inability to pay its debts generally as they become due or otherwise acknowledge its insolvency or if an order shall be made or an effective resolution passed for the winding up of either Party or if a Party shall make an assignment for the benefit of its creditors or if a receiver or a receiver and manager or liquidator or a trustee in bankruptcy of a Party shall be appointed or if a Party shall make a proposal to its creditors under a bankruptcy statute; or

        (c) if a proceeding shall be instituted for the winding up a Party or a petition in bankruptcy presented against a Party under any bankruptcy statute and if in either case such a proceeding or petition shall not, not less than three days prior to the date fixed for the hearing of the same, have been dismissed or withdrawn; or

        (d) a Party shall make default (for such purposes a loss of exclusivity of any rights granted pursuant to the Transaction Documents shall not be considered to be a default) in observing or performing any covenant or condition in this Agreement on its part to be observed or performed, including, without limitation, sections 2.06, 2.07,
    2.09 and 5.07 and if such default shall continue for a period of sixty days after a notice in writing, has been given by the other Party to the nonperforming Party, specifying such default; or

        (e) there occurs any change of control of a Party, such that a third party engaged in business directly competitive to the Ingenico Business or the IVI Business, as the case may be, takes control of a Party such that it obtains direct or indirect ownership of not less than 40% of a Party's outstanding voting shares and the ability to elect not less than a majority of its Board of Directors; or

        (f) a "take-over bid", as defined in Part XX of the Securities Act (Ontario), is completed for a Party by any third party which is engaged in a business directly competitive with the Ingenico Business or the IVI Business, as the case may be; or

        (g) the amalgamation or merger of a Party with any other corporation or entity which is at arm's-length with such Party and which is engaged in a business directly competitive with the Ingenico Business or the IVI Business, as the case may be.

    Section 13.02 REMEDIES ON AN EVENT OF DEFAULT: If an Event of Default shall occur and be continuing, the non-defaulting Party may in its sole discretion terminate this Agreement on written notice to the defaulting Party. The Parties shall forthwith upon termination, or as soon as is practicable thereafter;

        (a) pay over to the other Party all monies collected and held for the account of such other Party pursuant to the Agreement or any of the Schedules hereto;

        (b) effect a final and complete accounting to the other Party of all amounts as may be due and owing under this Agreement, and any of the Transaction Documents which the non-defaulting Party elects to terminate in accordance with Section 14.01.

        (c) deliver to, and where applicable, transfer into the name of the other Party (or as it may direct in writing) all property, documents and agreements of such other Party held in the name or possession of the transferring Party;

        (d) unless the non-defaulting Party has exercised the buy sell clause contained in the Latin America Shareholder Agreement, dissolve Latin Newco, such that its net assets (after satisfaction of all of its liabilities) shall be distributed to the Parties in proportion to their respective shareholdings of Latin Newco, all property, information and technology belonging to a Party shall be returned to it by Latin Newco;

        (e) return all Confidential Information of either Party to such Party;

        (f) subject to Section 13.03, retransfer and reassign all rights to the Ingenico Technology or the IVI Technology, and return all Products or; and

        (g) take all necessary steps to discontinue use of the Intellectual Property of the other Party.

    Following any such termination, each Parry shall provide ongoing product support and spare parts to the other with respect to any Products sold by the other prior to termination.

    Section 13.03 CHANGE OF CONTROL OR TAKE-OVER BID: Notwithstanding Section 13.02(f), in the event of termination of this Agreement due to an Event of Default as described in subsection 13.01(e), 13-01(f) or 13.01(g), the defaulting Party shall not be obliged to retransfer and reassign all rights to the Ingenico Technology or the IVI Technology, or return all Ingenico Products or IVI Products, but in such event the defaulting Party shall:

        (a) offer in writing to repurchase from the non-defaulting Party on a cash basis all equity interests, including without limitation any shares in IVI acquired pursuant to the Investment Agreement, at a price equal to the cost base thereof to the non-defaulting Party, and upon acceptance by the other Party of such offer, complete such purchase; and

        (b) pay to the non-defaulting Party, as liquidated damages and not as a penalty, a lump sum payment in an amount equal to three times the dollar value of targeted sales volumes for the Products of the non-defaulting Party in the Territory of the defaulting Party pursuant to the applicable Performance Criteria for the most recently completed fiscal year;

    provided that, in addition, the non-defaulting Party may, in its sole discretion and at any time, elect to sell its equity interest or tender into any take-over bid for the equity securities of the other Parry.

                                ARTICLE FOURTEEN
                                 CROSS DEFAULT

    Section 14.01 CROSS DEFAULT: Each of Ingenico and IVI acknowledge and agree that any Event of Default by either of them pursuant to the provisions of this Agreement, or any material default by either of them under the Marketing and Distribution Agreement, the Technology License Agreement, the Latin America Shareholder Agreement or the Investment Agreement, shall for all purposes be deemed to constitute an Event of Default by such defaulting party under this Agreement and each of such other agreements with the result that the non-defaulting Party shall be entitled, at its election, to exercise all rights and remedies available to it under any and all of such agreements. Each of Ingenico and IVI acknowledge and agree that this cross-default provision is a fundamental component of the transactions contemplated herein, and accordingly waive all defenses to strict enforcement of each and every agreement in the event of an Event of Default by either of them.

                                ARTICLE FIFTEEN
                                 NO PARTNERSHIP

    Section 15.01 NO PARTNERSHIP: Nothing contained in this Agreement shall constitute IVI and Ingenico as partners, and from and after the Closing Date, Ingenico shall carry on the Ingenico Business and IVI shall carry on the IVI Business. No Party shall have or shall represent that it has the authority or power to act for or to undertake or create any obligation or responsibility on behalf of the other Party, or shall represent that it is the agent or legal representative of the other Party, except as otherwise specifically provided in this Agreement.

                                ARTICLE SIXTEEN
                                    GENERAL

    Section 16.01 EXPENSES: Each party hereto is responsible for its own legal, audit and due diligence fees and other charges incurred in connection with the preparation of this Agreement, all negotiations between the parties hereto, and the consummation of the transactions contemplated hereby.

    Section 16.02 TIME OF THE ESSENCE: Time shall be of the essence in respect of this Agreement and the agreements and transactions contemplated herein.

    Section 16.03 FURTHER ASSURANCES: Each of the parties hereto shall from time to time at the other's request and expense and without further consideration, execute and deliver such other instruments of transfer, conveyance and assignment and take such further action as the other may require to more effectively complete any matter provided for herein.

    Section 16.04 ENTIRE AGREEMENT: This Agreement, together with the Schedules hereto, constitutes the entire agreement between the parties and, except as herein stated and in the instruments and documents to be executed and delivered pursuant hereto, contains all of the representations and warranties of the respective parties. There are no oral representations or warranties among the parties of any kind. This Agreement may not be amended or modified in any respect except by written instrument signed by all parties hereto.

    Section 16.05 APPLICABLE LAW: This agreement shall be interpreted in accordance with the laws of the State of New York, United States of America, and shall be treated in all respects as a New York contract.

    Section 16.06 NOTICES: Any notices required or permitted to be given hereunder shall be in writing and shall be effectively given by delivering same by prepaid mail, delivery by courier or sending same by telecopy or other similar form of electronic communication, addressed:

    (a) if to Ingenico, to it at:

           Ingenico Societe Anonyme
           9, quai de Dion Bouton
           92816 Puteaux Cedex
           France

           Telecopy: 33(l) 47 72 56 95

           Attention: Jean-Jacques Poutrel, President du Conseil

       with a copy to:

           R. G. S. Hull
           Smith Lyons
           Suite 5800, Scotia Plaza
           40 King Street West
           Toronto, Ontario, Canada
           M5H 3Z7

    (b) if to IVI, to it at:

           International Verifact Inc.
           79 Torbarrie Road
           Toronto, Ontario
           Canada M3L lG5
           Telecopy: (416) 245-9896
           Attention: L. Barry Thomson
                    President and CEO

       with a copy to:

           Mark A. Convery
           Meighen Demers
           Barristers and Solicitors
           Box 11, Merrill Lynch Canada Tower
           1100-200 King Street West
           Toronto, Ontario, Canada
           M5H 3T4
           Telecopy: (416) 977-5239

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
Any such notice if sent by prepaid mail or courier shall be deemed to have been received by the addressee seven days and two days, respectively, following the day on which the notice was so sent, or if by telecopy or other similar form of communication on the day following the day on which the notice was so sent provided that an acknowledgment of transmission is received by the sender. Any party hereto or others mentioned above may change any particulars of its address for notice from time to time by notice to the others in the manner aforesaid.

    Section 16.07 SUCCESSORS AND ASSIGNS: This Agreement inures to the benefit of and is binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

    Section 16.08 ASSIGNMENT: Subject to the rights of Groupe Ingenico and the IVI Group specified herein, this Agreement may not be assigned by either Party hereto without the prior written consent of the other.

    Section 16.09 SEVERABILITY: The invalidity or unenforceability of any particular provision of this Agreement shall not affect or limit the validity or enforceability of the remaining provisions of this Agreement.

    Section 16.10 SURVIVAL: All of the representations and warranties of each of IVI and Ingenico contained herein shall survive the Closing and not merge, and shall further continue in full force and effect for the benefit of each other until December 31, 1999 with the following exceptions:

        (a) the representations and warranties contained in the Marketing and Distribution Agreement, the Joint Development and Procurement Agreement, the Technology License Agreement, the Investment Agreement and the Latin America Shareholder Agreement shall survive the Closing Date for the period described therein;

        (b) the covenants and agreements described in Article Twelve hereof shall survive the Closing Date and continue in full force and effect for the concurrent period of time as the underlying representation, warranty, covenant or agreement of Ingenico or IVI which is so indemnified; and

        (c) the covenants and obligations of each Party described in this Agreement and the Marketing and Distribution Agreement, the Joint Development and Procurement Agreement, the Technology License Agreement, the Investment Agreement and the Latin America Shareholder Agreement shall survive the Closing Date and remain in full force and effect concurrent with the duration of such agreements.

    Section 16.11  CONFIDENTIALITY:

        (a) the covenants and agreements contained in this Agreement shall be maintained in strict confidence by each of Ingenico and IVI, and no public announcement, disclosure or notification to any third parties with respect to the terms and conditions hereof shall be made prior to the Closing Date without the prior written consent of both Ingenico and IVI, provided that both Parties acknowledge that the other is subject to regulatory requirements and may accordingly be required to disclose the existence of this Agreement if determined necessary to comply with such regulatory requirements.

        (b) Each Party shall disclose to the other Party such Confidential Information as is necessary for the purpose of this Agreement including Confidential Information on security. Such Confidential Information shall be used only for the purpose of this Agreement and for no other purpose without the prior written permission of the owner of the Confidential Information.

        (c) Each Party to this Agreement shall not disclose at any time any Confidential Information of the other Party which the Party obtains during the Term of this Agreement, without the prior written authorization of the Party.

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
        (d) The confidentiality obligations set out above shall survive the termination of this Agreement and remain in force so long as the particular information remains confidential.

    Section 16.12  ARBITRATION:

        (a) Best Endeavours to Settle Disputes: In the event of any dispute, claim, question or difference arising between Ingenico and IVI in respect of the provisions, the subject matter, the interpretation, or the effect of this Agreement or any breach hereof, the Parties shall use their best endeavours to settle such dispute, claim, question or difference. To this effect, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to both Parties;

        (b) Arbitration: Except as is expressly otherwise provided in this Agreement, if the parties do not reach a solution pursuant to Section 16.12(a) within a period of 30 days, then upon written notice by either Party to the other, the dispute, claim, question or difference shall be finally settled by arbitration in accordance with the America Arbitration Association Rules for the conduct of Arbitrations in effect at the date of commencement of such arbitration, based upon the following:

           (i) the arbitration tribunal shall consist of one arbitrator appointed by each of the Parties who is qualified by education and training, to pass upon the particular matter to be decided, together with a third arbitrator appointed by the first two-selected arbitrators;

           (ii) the arbitrators shall be instructed that time is of the essence in proceeding with their determination of any dispute, claim, question or difference and, in any event, the arbitration award must be rendered within 30 days of the submission of such dispute to arbitration;

           (iii) the arbitration shall take place in New York, New York;

           (iv) the arbitration award shall be given in writing and shall be final and binding on the Parties, not subject to any appeal, and shall deal with the question of costs of arbitration and all matters related thereto; and

           (v) judgment upon the award rendered may be entered in any court having jurisdiction, or, application may be made to such court for a judicial recognition of the award or an order of enforcement thereof, as the case may be.

    Section 16.13 All taxes imposed as a result of the existence of this Agreement or the performance of the parties hereunder shall be borne and paid by the party required to do so by applicable law; provided that if so required by applicable law and relevant tax treaty, a Party shall withhold the amount of any income taxes levied by the applicable governmental authority on any payment to be made by such Party to the other Party pursuant to this Agreement, shall promptly effect payment thereof to the appropriate tax authorities of such government and shall transmit to the other Party official tax receipts or other evidence issued by said tax authorities as support for the other Party to claim any national or federal income tax credit in respect of any such taxes so withheld and paid by the first party to the applicable governmental authority.

    IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first above written.

                                          INGENICO

                                  Per: /s/______________________________________

                                  Per: /s/______________________________________

                                          INTERNATIONAL VERIFACT INC.

                                  Per: /s/______________________________________

                                  Per: /s/______________________________________

    For purposes of Section 2.9 of the Master Alliance Agreement dated December 5, 1996, a "reasonable return" to IVI shall be in excess of the average gross margin for the prior twelve month period on Ingenico Products and/or Ingenico Future Products as the case may be.

    Dated at Puteaux this 17th day of December, 1996

                                          INGENICO S.A.

                                  Per: /s/______________________________________

                                          INTERNATIONAL VERIFACT INC.

                                  Per: /s/______________________________________

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